Exhibit 10.2

[Letterhead of World Fuel Services]

May 20, 2011

Re:  Notice of changes to your Restricted Stock Unit Agreements to address certain tax laws

Dear Mr. Clementi,

You currently hold restricted stock units (“RSUs”) with respect to shares of World Fuel Service Corporation’s (the “Company”) common stock, par value U.S. $0.01 per share (“Shares”) that were granted to you under the Company’s 2006 Omnibus Plan, as it may be amended from time to time (the “Plan”) pursuant to RSU award agreements between you and the Company, dated March 15, 2009, March 15, 2010 and March 15, 2011, respectively (each, an “RSU Agreement”).  In accordance with its authority pursuant to Section 19(a) of the RSU Agreements, the Compensation Committee of the Board of Directors of the Company is hereby amending the RSU Agreement to address certain requirements of Section 409A of the Internal Revenue Code of 1986.  Accordingly, following the date hereof, your RSU Agreements will be deemed to incorporate the provisions of this notice.  All capitalized terms used in this notice but not otherwise defined herein will have the same meaning as defined in the Plan or in the relevant RSU Agreement.

Notwithstanding anything to the contrary set forth in any RSU Agreement or any other agreement that relates to your RSUs:

1.                                       Delivery of Shares Following a Termination of Employment Either Without Cause or Due to Non-Renewal of the Employment Term.  In the event of any termination of your employment contemplated under Section 3(b)(iv) of the RSU Agreements (including, without limitation, a termination upon the expiration of the Employment Term), your RSUs shall vest in accordance with the terms of such section; however, notwithstanding any other provision in the RSU Agreements, and in particular, Section 5 thereof, the Company shall deliver the Shares or other consideration corresponding to such vested RSUs within 30 days following the second anniversary of the Termination Date, rather than within 30 days after the date on which the RSUs vest.

2.                                       Full Force and Effect.  Except as specifically set forth herein, this notice shall not, by implication or otherwise, alter, amend or modify in any way any terms of any RSU Agreement, all of which shall continue in full force and effect.

3.                                       Governing Law/Jurisdiction.  The validity and effect of this Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or

principle that would give effect to the laws of another jurisdiction.   Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to the RSU Agreements or any amendments thereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

4.                                       Entire Agreement.  This notice, together with the Plan and the RSU Agreements, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect hereto.

May 20, 2011	WORLD FUEL SERVICES CORPORATION

by
/s/ R. Alexander Lake
Name: R. Alexander Lake
Title: General Counsel and Corporate Secretary

ACCEPTED AND AGREED,

/s/ Michael S. Clementi
Name: Michael S. Clementi

Date:	5/20/2011